Exhibit 8.1

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Re:	Agreement and Plan of Merger dated

November 4, 2022

To the addressees set forth above:

We have acted as special tax counsel to Ouster, Inc., a Delaware corporation (“Ouster”), in connection with the Agreement and Plan of Merger, dated as of November 4, 2022 (the “Merger Agreement”), by and among Ouster, Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ouster (“Merger Sub I”), Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ouster (“Merger Sub II”) and Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”). This opinion is being delivered in connection with the registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 23, 2022 (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof (the “Joint Proxy Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the officer’s certificate of Ouster, Merger Sub I and Merger Sub II, and the officer’s certificate of Velodyne, each dated as of the date hereof and delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time or the Second Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

November 23, 2022

2.

The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement, and the Joint Proxy Statement/Prospectus, and the Mergers will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects at all times, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times, in each case without such qualification; and

5.

The parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement (and any agreement between Ouster and Velodyne ancillary thereto), the Registration Statement, and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative regulations, and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Mergers. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein.

November 23, 2022

Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

2.

No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement, or to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP